Exhibit 99.1

Pratt & Whitney Rocketdyne

(A component of United Technologies Corporation)

Combined and Consolidated Statements of Operations and Comprehensive Income

For the Years ended December 31, 2012, 2011, and 2010

Combined and Consolidated Balance Sheets

As of December 31, 2012 and 2011

Combined and Consolidated Statements of Cash Flows

For the Years ended December 31, 2012, 2011, and 2010

Combined and Consolidated Statements of Changes in Parent’s Equity

For the Years ended December 31, 2012, 2011, and 2010

Pratt & Whitney Rocketdyne

(A component of United Technologies Corporation)

Report of Independent Registered Public Accounting Firm

To the Management of Pratt & Whitney:

In our opinion, the accompanying combined and consolidated balance sheets and the related statements of operations and comprehensive income, of changes in parent’s equity, and of cash flows present fairly, in all material respects, the financial position of Pratt & Whitney Rocketdyne (the “Business”), a wholly owned component of Pratt & Whitney, a wholly owned subsidiary of United Technologies Corporation and its subsidiaries, at December 31, 2012 and December 31, 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Business’ management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

May 15, 2013

Pratt & Whitney Rocketdyne

(a component of United Technologies Corporation)

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the year ended December 31,
(in millions of dollars)	2012	2011	2010

Net sales	$778	$792	$887
Cost of goods sold	627	581	643

Gross margin	151	211	244
Selling, general and administrative expenses	68	69	70
Research and development expenses	31	33	34
Goodwill impairment	—	279	—
Other income, net	10	4	8

Income (loss) from continuing operations before income taxes	62	(166)	148
Income tax provision (benefit)	25	(67)	58

Income (loss) from continuing operations	37	(99)	90

Discontinued operations:
Loss from discontinued operations, net of tax	—	(3)	(16)

Net Income (Loss)	$37	$(102)	$74

Total Comprehensive Income (Loss)	$37	$(102)	$74

See accompanying Notes to Combined and Consolidated Financial Statements.

Pratt & Whitney Rocketdyne

(a component of United Technologies Corporation)

COMBINED AND CONSOLIDATED BALANCE SHEETS

(in millions of dollars)	December 31, 2012	December 31, 2011

Assets
Accounts receivable, net	$84	$62
Inventories, net	8	13
Future income tax benefits	31	30
Other current assets	6	3
Current assets of discontinued operations	5	3

Total Current Assets	134	111

Future income tax benefits	3	25
Fixed assets, net	162	146
Intangibles, net	12	14
Goodwill	314	314
Fixed assets held for sale	72	73
Equity method investment	6	9
Noncurrent assets of discontinued operations	41	45

Total Assets	$744	$737

Liabilities and Parent’s Equity
Accounts payable	$40	$26
Accrued liabilities	69	67
Customer advances	25	36
Current liabilities of discontinued operations	11	8

Total Current Liabilities	145	137

Liabilities of fixed assets held for sale	12	12
Other long-term liabilities	5	5
Noncurrent liabilities of discontinued operations	44	54

Total Liabilities	206	208

Commitments and Contingent Liabilities (Note 14)

Parent’s Equity	538	529

Total Liabilities and Parent’s Equity	$744	$737

See accompanying Notes to Combined and Consolidated Financial Statements.

Pratt & Whitney Rocketdyne

(a component of United Technologies Corporation)

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
(in millions of dollars)	2012	2011	2010

Operating Activities
Net income (loss)	$37	$(102)	$74
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Goodwill impairment	—	279	—
Depreciation	12	15	16
Amortization of intangible assets	2	3	5
Corporate and shared employee overhead costs funded by Parent	13	15	15
Stock-based compensation costs funded by Parent	3	3	2
Pension costs funded by Parent	51	14	13
Future income tax provision	21	(101)	15
Change in:
Accounts receivable	(22)	27	(46)
Inventories	5	(5)	32
Other current assets	(3)	3	(1)
Account payable, accrued liabilities and customer advances	5	(2)	4
Other long-term assets	3	—	(8)
Other long-term liabilities	—	—	(1)
Assets/Liabilities of discontinued operations	(5)	—	3

Net Cash Provided By Operating Activities	122	149	123

Investing Activities
Capital expenditures	(32)	(21)	(12)
Disposal of fixed assets	1	1	—

Net Cash Used in Investing Activities	(31)	(20)	(12)

Financing Activities
Distribution to Parent, net	(91)	(129)	(111)

Net Cash Used In Financing Activities	(91)	(129)	(111)

Net increase (decrease) in cash and cash equivalents	—	—	—

Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—

Supplemental Disclosure of Cash Flow Information:
Income taxes paid (refunds)	$25	$(70)	$47

See accompanying Notes to Combined and Consolidated Financial Statements.

Pratt & Whitney Rocketdyne

(a component of United Technologies Corporation)

COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN PARENT’S EQUITY

(in millions of dollars)	Parent’s Equity
December 31, 2009	$743

Net income	74
Contributions / (distributions) attributed to:
Corporate and shared employee overhead costs funded by Parent	15
Stock-based compensation costs funded by Parent	2
Pension costs funded by Parent	13
Other distributions to Parent, net	(115)

December 31, 2010	732
Net loss	(102)
Contributions / (distributions) attributed to:
Corporate and shared employee overhead costs funded by Parent	15
Stock-based compensation costs funded by Parent	3
Pension costs funded by Parent	14
Other distributions to Parent, net	(133)

December 31, 2011	529
Net income	37
Contributions / (distributions) attributed to:
Corporate and shared employee overhead costs funded by Parent	13
Stock-based compensation costs funded by Parent	3
Pension costs funded by Parent	51
Fixed assets transferred to Parent, net	(3)
Other distributions to Parent, net	(92)

December 31, 2012	$538

See accompanying Notes to Combined and Consolidated Financial Statements.

Note 1. Nature of Operations and Basis of Presentation

Pratt & Whitney Rocketdyne (the “Business”), headquartered in Canoga Park, California is a wholly owned component of Pratt & Whitney, a wholly owned subsidiary of United Technologies Corporation and its subsidiaries (“UTC”). Pratt & Whitney and UTC are collectively referred to as the “Parent”. The Business, among other things, is directly and indirectly engaged in the business of designing, developing, manufacturing, marketing, selling, supporting and servicing rocket propulsion engines for space vehicles, missile defense propulsion systems, space and terrestrial power systems and related propulsion and power components and technology. The Business consists of the following entities which have been combined for purposes of these financial statements as they are all wholly owned by the Parent: Pratt & Whitney Rocketdyne – West Palm Beach Division, Pratt & Whitney Rocketdyne, Inc., P&W Power Generation, Inc., and Arde, Inc. The Business also includes the results of RD Amross, LLC (“RDA”), a joint venture in which the Business owns fifty percent (50%) of the outstanding membership interests.

The combined and consolidated financial statements reflect the historical financial position, results of operations and cash flows of the Business for the periods presented. The historical financial statements reflect the amounts that have been “carved out” from UTC’s consolidated financial statements and reflect assumptions and allocations made by UTC to depict the Business on a stand-alone basis. As a result, the combined and consolidated financial statements may not be indicative of the financial position, results of operations and cash flows that would have been presented if the Business had been a stand-alone entity. Liabilities at the balance sheet date associated with current retiree’s pension and medical, and outstanding legal claims are the responsibility of UTC and are not included in these financial statements. Therefore, the historical financial information is not necessarily indicative of what the results of operations, financial position and cash flow will be in the future.

On July 23, 2012, UTC announced an agreement to sell Pratt & Whitney Rocketdyne to GenCorp Inc. for $550 million. The transaction is expected to close in the second quarter of 2013. The sale is subject to customary closing conditions, including regulatory approvals.

The combined and consolidated financial statements have been prepared solely for purposes of UTC’s proposed sale of the Business to demonstrate the historical results of operations, financial position, and cash flows of the Business for the indicated periods under UTC management. The results of the Chemical Systems Division (“CSD”) have been presented as discontinued operations as it will be retained by UTC post-acquisition and was a key component of the historical business (see further discussion in Note 15). Canoga Avenue Campus and certain land at the De Soto facility are presented as assets held for sale as they will by retained by UTC post-acquisition.

The historical combined and consolidated financial statements were prepared using UTC’s historical basis in the assets and liabilities of the Business, and its historical combined and consolidated financial statements include all revenues, costs, assets and liabilities directly attributable to the Business. In addition, certain expenses reflected in the combined and consolidated financial statements include allocations of corporate expenses from the Parent, which in the opinion of management are reasonable (see further discussion in Note 3). All such costs and expenses have been deemed to be contributed by the Business to UTC in the period in which the costs were incurred. Current income taxes are deemed to have been remitted, in cash, by or to UTC in the period the related income taxes were recorded.

UTC centralizes cash management and operations financing. Accordingly, none of the cash or debt at UTC has been assigned to the Business in the combined and consolidated financial statements. With the exception of capital lease obligations, there is no debt specifically related to the operations of the Business, and therefore none has been attributed to the Business´ financial statements. Interest expense was not historically allocated to the Business and therefore is not reflected in the combined and consolidated statements of operations.

Parent’s equity in the Business as shown in the combined and consolidated balance sheet includes amounts due to / from the Parent as well as intercompany receivables / payables with the Parent. (See further discussion in Note 3.)

Certain prior period amounts have been reclassified to conform to current year presentation.

Note 2. Summary of Accounting Principles

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

Combination. The combined and consolidated financial statements have been prepared for the Business as it was historically managed as a component of Pratt & Whitney. All significant intercompany transactions within the Business have been eliminated. All significant transactions between the Business and the Parent and its subsidiaries are included in the combined and consolidated financial statements. All intercompany sales and financing transactions with the Parent and its subsidiaries are considered to be settled for cash in the combined and consolidated statement of cash flows at the time the transaction is recorded.

Accounts Receivable. Accounts receivable associated with long-term contracts consist of billed and unbilled amounts. Billed amounts include invoices presented to customers that have not been paid. Unbilled receivables represents recoverable costs incurred not contractually billable pending the completion of milestones, contract authorization or retainage. Receivables are recognized net of uncollectible allowances.

Fair Value of Financial Instruments. The carrying amount of trade receivables, accounts payable and accrued expenses approximates fair value due to the short maturity (less than one year) of the instruments.

Inventories. Inventories are stated at the lower of cost or estimated realizable value and are primarily based on fixed price contracts and in some cases, the weighted average cost method.

Fixed Assets. Fixed assets are stated at cost. Depreciation is computed over the assets’ useful lives using the straight-line method. We evaluate the potential impairment of long-lived assets when appropriate. If the carrying value of assets exceeds the sum of the undiscounted expected future cash flows, the carrying value of the asset is written down to fair value. For the periods presented, there was no impairment of long-lived assets.

Fixed Assets Held for Sale. Fixed assets held for sale are stated at lower of cost or net realizable value and consist of the Canoga Avenue Campus and certain land at the De Soto facility.

Intangibles. Intangible assets consist of patents, trademarks and customer relationships. Useful lives of finite lived intangible assets are estimated based upon the nature of the intangible asset and the industry in which the intangible asset is used. Estimated useful lives of patents and finite-lived trademarks are generally 15 years. Estimated useful lives of customer relationships generally range from 4 to 10 years. These intangible assets are amortized on a straight line basis over the period in which the economic benefits of the intangible assets are consumed.

Goodwill. The Business considers the carrying value of goodwill to be an important critical accounting estimate used in the preparation of the combined and consolidated financial statements. The Business believes the current assumptions and other considerations used to value goodwill to be appropriate. However, if actual experience differs from the assumptions and considerations used in its analysis, the resulting change could have a material impact on the combined and consolidated financial statements.

Goodwill is primarily associated with the acquisition of Rocketdyne in 2005 (the “Acquisition”). The Business is organized into one reporting unit engaged in the business of designing, developing, manufacturing, marketing, selling, supporting and servicing rocket propulsion engines for space vehicles, missile defense propulsion systems, space and terrestrial power systems and related propulsion and power components and technology. In accordance with ASC No. 350, “Intangibles Goodwill and Other”, goodwill is reviewed annually, or more frequently if changes in circumstances indicate the carrying value may not be recoverable. To test for impairment, the Business utilizes discounted estimated future cash flows to measure fair value for the reporting unit, as well as consideration of market indicators of fair value. This calculation is highly sensitive to both the estimated future cash flows of each reporting unit and the discount rate assumed in these calculations. Annual impairment review was performed at year end December 31, 2012 and 2011.

Note 2. Summary of Accounting Principles - Continued

For the year ended December 31, 2011, the Business determined that its goodwill was impaired and recorded an impairment of $279 million. No impairment charges were recorded for the years ended December 31, 2012 and 2010, as fair value exceeded carrying value of the Business.

Income Taxes. The Business records income taxes under FASB ASC No. 740, “Income Taxes” (“ASC 740”), under which deferred taxes reflect the temporary differences between book and tax basis of assets and liabilities. A valuation allowance is established if, based on management’s review of both positive and negative evidence, it is more-likely-than-not that all or a portion of the deferred tax asset will not be realized. The income taxes have been prepared on a separate return basis as if the Business was a standalone entity. As a result, current tax payables and receivables have been treated as contributions from/distributions to Parent in parent’s equity. In the ordinary course of business there is inherent uncertainty in quantifying our income tax positions. We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances, and information available at the reporting date. In accordance with ASC 740, formerly FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (FIN 48), for those tax positions where it is more-likely-than-not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more-likely-than-not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Where applicable, the associated interest has also been recognized. We recognize interest accrued related to unrecognized tax benefits in interest expense. Penalties, if incurred, would be recognized as a component of income tax expense.

Revenue Recognition. With limited exception, revenues under cost-reimbursement contracts are accounted for under the percentage-of-completion method of accounting whereby revenues are recorded for costs, as incurred, plus a portion of profit expected to be realized based on the ratio of costs incurred to estimated total costs at completion. Revenues under government and commercial fixed-price contracts and government fixed-price-incentive contracts are recorded on a percentage-of-completion, cost-to-cost basis. Certain other contracts are recorded at the time deliveries are made. Anticipated losses on contracts are recognized in full in the period the losses become probable and estimable.

Results for the year ended December 31, 2012 reflected a favorable adjustment to a contract estimate of $9.2 million.

Shipping and Handling. Shipping and handling costs are charged directly to the contract. If there is not a specific direct contract, shipping and handling costs are generally charged to costs of goods sold.

Research and Development. Research and development costs not specifically covered by contracts and those related to the company sponsored share of research and development activity in connection with cost-sharing arrangements are charged to expense as incurred. Additionally, research and development costs may be partially offset by cash received under Cooperative Research and Development Agreements.

Research and development costs incurred under contracts with customers are expensed as incurred and are reported as a component of cost of products sold. Revenue from such contracts is recognized as sales when earned.

Environmental. Environmental investigatory, remediation, operating and maintenance costs are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. The most likely cost to be incurred is accrued based on an evaluation of currently available facts with respect to each individual site, including existing technology, current laws and regulations and prior remediation experience. The range of possible loss is estimated at $2.5 million to $4 million. Where no amount within a range of estimates is more likely, the minimum is accrued. For sites with multiple responsible parties, we consider our likely proportionate share of the anticipated remediation costs and the ability of the other parties to fulfill their obligations in establishing a provision for those costs. Liabilities with fixed or reliably determinable future cash payments are discounted. Accrued environmental liabilities are not reduced by potential insurance reimbursements. As of December 31, 2012 and 2011, the outstanding liability for environmental liabilities from continuing operations was $2.5 million, of which zero and $1 million, respectively, is included in accrued liabilities, in the combined and consolidated financial statements.

Note 2. Summary of Accounting Principles - Continued

The remainder of the liability is included in other long-term liabilities in the combined and consolidated financial statements.

Asset Retirement Obligations. We record the fair value of legal obligations associated with the retirement of tangible long-lived assets in the period in which it is determined to exist, if a reasonable estimate of fair value can be made. Upon initial recognition of a liability, we capitalize the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is increased for changes in its present value and the capitalized cost is depreciated over the useful life of the related asset. We have determined that conditional legal obligations exist for certain of our owned and leased facilities related primarily to building materials. As of December 31, 2012 and 2011, the outstanding liability for asset retirement obligations was $6 million, of which $4 million is included in non-current liabilities of fixed assets held for sale and $2 million is included in other long-term liabilities in the combined and consolidated financial statements.

New Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU clarifies the concepts related to highest and best use and valuation premise, blockage factors and other premiums and discounts, the fair value measurement of financial instruments held in a portfolio and of those instruments classified as a component of shareowners’ equity. The ASU includes enhanced disclosure requirements about recurring Level 3 fair value measurements, the use of nonfinancial assets, and the level in the fair value hierarchy of assets and liabilities not recorded at fair value. The provisions of this ASU were effective prospectively for interim and annual periods beginning on or after December 15, 2011. This ASU did not have an impact on our financial statements or disclosures as there are presently no recurring Level 3 fair value measurements.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” This ASU permits an entity to first assess qualitative factors to determine whether it is more-likely-than-not (a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. After assessing qualitative factors, if an entity determines that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, no further testing is necessary. If an entity determines that it is more likely than not that the fair value of the reporting unit is less than its carrying value, then the traditional two-step goodwill impairment test must be performed. This ASU was effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. This ASU did not have an impact on the reporting of our financial results. No additional impairment charges were recorded for the year ended December 31, 2012.

During 2012 the FASB issued FASB Accounting Standards Update (ASU) No. 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment” in connection with the performance of annual goodwill and indefinite-lived intangible assets impairment test. This ASU intends to align impairment testing guidance among indefinite-lived asset categories. This ASU allows an assessment based on qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired prior to determining whether it is necessary to perform the quantitative impairment test in accordance with FASB ASC Subtopic 350-30, “Intangibles—Goodwill and Other—General Intangibles Other than Goodwill.” The Business adopted this ASU which did not have a significant impact on the reporting of financial results.

In December 2011, the FASB issued ASU No. 2011-11, “Disclosures about Offsetting Assets and Liabilities.” This ASU intends to enhance a financial statement user’s ability to understand the effects of netting arrangements on an entity’s financial statements, including financial instruments and derivative instruments that are either offset or subject to an enforceable master netting arrangement or similar. The scope of this ASU includes derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements. This ASU includes enhanced disclosure requirements, including both gross and net information about instruments and transactions eligible for offset or subject to an agreement similar to master netting arrangement. The provisions of this ASU will be applied retrospectively for interim and annual periods beginning on or after January 1, 2013. We are currently evaluating the impact of this new ASU.

Note 3. Related Parties

The Business buys products and services from Pratt & Whitney companies and sells products to UTC affiliates. In addition, the Business receives various general and administrative services from Pratt and Whitney and UTC. These services include tax, treasury, human resources, information technology and other services.

Sales in the combined and consolidated statements of operations include sales to affiliates of UTC of $25 million, $34 million, and $38 million for the years ended December 31, 2012, 2011, and 2010, respectively. The combined and consolidated statements of operations includes direct and allocated costs associated with intercompany sales to UTC of $24 million, $33 million, and $36 million, of which $19 million, $26 million, and $30 million were reflected in costs of goods sold and $5 million, $7 million, and $6 million were reflected in selling, general and administrative expenses for the years ended December 31, 2012, 2011, and 2010, respectively.

Cost of goods sold in the combined and consolidated statement of operations includes purchases from UTC of $6 million, $6 million, and $9 million for the years ended December 31, 2012, 2011, and 2010, respectively.

These statements reflect allocated expenses associated with centralized UTC and/or Pratt & Whitney support functions including: treasury, tax, human resources, information technology and other services. The costs associated with these generally include all payroll and benefit costs as well as overhead costs related to the support functions. UTC also allocated costs associated with office facilities, corporate insurance coverage and medical, pension, post-retirement and other health plan costs for employees participating in UTC sponsored plans. Allocations are based on a number of utilization measures including headcount, proportionate usage, revenue and inventory. All such amounts have been deemed to have been incurred and settled by the Business in the period in which the costs were recorded. Certain costs at UTC deemed redundant to the operations of the Business have not been allocated to these financial statements.

Selling, general and administrative expenses in the combined and consolidated statements of operations includes corporate allocations of $17 million, $15 million, and $14 million for the years ended December 31, 2012, 2011, and 2010, respectively.

In the opinion of management, the expense and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Business during the periods presented. The amounts that would have been or will be incurred on a stand-alone basis could differ from the amounts allocated due to economies of scale, differences in management judgment, a requirement for more or fewer employees, or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the Business operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities. In addition, future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

Central treasury activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and interest rate management. All UTC funding to the Business has been accounted for as capital contributions from UTC and all cash remittances from the Business to UTC have been accounted for as distributions to UTC. Accordingly, no debt or related interest charges from UTC are reflected in these combined and consolidated financial statements.

Parent’s equity in the combined and consolidated balance sheets includes intercompany receivables due from affiliates of UTC of $533 million and $428 million as of December 31, 2012 and 2011, respectively. Parent’s equity in the combined and consolidated balance sheets includes intercompany payables due to affiliates of UTC of $180 million and $139 million as of December 31, 2012 and 2011, respectively.

Note 4. Accounts Receivable

(in millions of dollars)	December 31, 2012	December 31, 2011

Billed	$60	$54
Unbilled	33	17
Reserve for rate changes	(9)	(9)

Total receivables	84	62

Allowance for bad debt	—	—

Accounts receivable, net	$84	$62

There are no unbilled receivable amounts at December 31, 2012 expected to be collected after one year. There were no bad debt write-offs for the years ended December 31, 2012, 2011, and 2010.

Note 5. Concentration of Customers

The United States government and the United Launch Alliance were significant customers, representing at least 10% of our combined and consolidated net sales. For the years ended December 31, 2012, 2011, and 2010 net sales to the United States government were $300 million, $366 million, and $489 million, respectively, and net sales to the United Launch Alliance were $297 million, $281 million, and $241 million, respectively.

Note 6. Inventories

(in millions of dollars)	December 31, 2012	December 31, 2011

Inventories consist of the following:
Raw materials	$1	$2
Work in process	1	6
Finished goods	—	3
Contracts in progress	8	4

	10	15
Less:
Progress billings	(2)	(2)

	$8	$13

Note 7. Fixed Assets and Fixed Assets Held for Sale

(in millions of dollars)	Estimated Useful Lives	December 31, 2012	December 31, 2011

Land		$37	$37
Buildings and improvements	10 - 27 years	89	61
Machinery and equipment	3 - 10 years	126	122
Construction in progress		32	19

		284	239
Land held for sale		52	52
Buildings and improvements held for sale	4 - 40 years	33	36

		369	327
Accumulated depreciation		(122)	(93)
Accumulated depreciation held for sale		(13)	(15)

Total accumulated depreciation		(135)	(108)

		$234	$219

Note 7. Fixed Assets and Fixed Assets Held for Sale - Continued

Certain fixed asset amounts that were previously determined to be retained by the Parent were determined during 2012 to be retained by the business, and certain other fixed asset amounts previously determined to be retained by the business were determined during 2012 to be retained by the Parent. The net impact of these amounts have been corrected through transfer to parent’s equity and are reflected within the fixed asset balances as of December 31, 2012. The impact of this correction on periods prior to 2012 was quantitatively and qualitatively immaterial.

Machinery and equipment includes gross assets recorded under capital leases of $0.6 million as of December 31, 2012, 2011, and 2010, with accumulated amortization of $0.6 million, $0.4 million, and $0.3 million as of December 31, 2012, 2011, and 2010, respectively.

Depreciation expense was $12 million, $13 million, and $14 million for the years ended December 31, 2012, 2011, and 2010, respectively.

Canoga Avenue Campus and certain land at the De Soto facility are presented as assets held for sale (see further discussion in Note 1). Depreciation expense for fixed asset held for sale was zero, $2 million, and $2 million for the years ended December 31, 2012, 2011, and 2010, respectively. These assets were designated held for sale at December 31, 2011.

At December 31, 2012 and 2011, liabilities of fixed assets held for sale include $8 million and $9 million, respectively, reserved for environmental remediation (see further discussion in Note 2).

Note 8. Goodwill and Intangible Assets

As of December 31, 2011, the Business reviewed goodwill associated with its reporting unit for impairment due to the decision in early 2012 to sell the Business. The performance of the impairment test involved a two-step process. The first step of the impairment test involved comparing the fair value of a reporting unit with the reporting unit’s carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to determine the amount of the impairment loss. The impairment loss is determined by comparing the implied fair value of goodwill with the carrying amount of goodwill. The Business believes that the estimates of fair value are reasonable. However, changes in estimates of such fair value due to changes in assumptions or market conditions could affect the calculation and result in additional impairment. The valuation was performed using discounted cash flows. As of December 31, 2011, the Business recorded impairment charges for goodwill in the amount of $279 million. The 2011 impairment charge resulted from the decision to dispose of the Business within a relatively short period after acquiring the Business. Consequently, there has not been sufficient opportunity for the long-term operations to recover the value implicit in goodwill at the initial date of acquisition. No impairment charges were recorded for the years ended December 31, 2012, and 2010, as fair value exceeded carrying value of the Business.

The following table provides information related to the carrying value of goodwill and intangible assets:

(in millions of dollars)	December 31, 2012			December 31, 2011
	Gross Amount	Accumulated Amortization	Net	Gross Amount	Accumulated Amortization	Net

Goodwill	$314			$314

Amortizable Intangible Assets:
Patents and trademarks	$21	$9	$12	$21	$8	$13
Customer contracts	36	36	—	36	35	1

Total	$57	$45	$12	$57	$43	$14

Amortization expense was $2 million, $3 million, and $5 million for each of the years ended December 31, 2012, 2011, and 2010, respectively.

Note 8. Goodwill and Intangible Assets - Continued

Amortization expense for the next five years is estimated to be approximately $2 million.

Note 9. Equity Method Investment

In 1997, P&W Power Generation, Inc., a wholly owned subsidiary of the Business, and International Space Engines, Inc., a wholly owned subsidiary of NPO Energomash in Russia, formed RD AMROSS, L.L.C. (RDA), a joint venture to market, sell, service and organize the production base for the manufacture of the RD-180 liquid propellant rocket engine and its derivatives. The Business owns fifty percent (50%) of the outstanding membership interests through P&W Power Generation, Inc. The equity method of accounting is used to account for the interest in RDA. The investment in RDA was $6 million and $9 million as of December 31, 2012 and 2011, respectively, and is reflected in equity method investment of the combined and consolidated balance sheets. Equity method income for December 31, 2012, 2011, and 2010 was $8 million, $11 million, and $13 million, respectively, and is reflected in other income, net in the combined and consolidated statements of operations and comprehensive income.

Following is a summary of RDA’s statements of operations and balance sheets:

Statements of Operations

	December 31,	December 31,	December 31,
(in millions of dollars)	2012	2011	2010

Net sales	$108	$125	$113
Gross Profit	$16	$28	$30
Net Income	$12	$24	$25

Related party transactions

	December 31,	December 31,	December 31,
(in millions of dollars)	2012	2011	2010

RDA purchases from United Technologies Corp	$7	$9	$10
RDA purchases from NPO Energomash	$85	$92	$76

Balance Sheet

	December 31,	December 31,
(in millions of dollars)	2012	2011

Current Assets	$26	$35
Noncurrent Assets	96	84
Current liabilities	8	7
Long-term liabilities	106	93

Note 10. Accrued Liabilities

	December 31,	December 31,
(in millions of dollars)	2012	2011

Accrued salaries, wages and employee benefits	$44	$32
Contract related liabilities	16	16
Other	9	19

	$69	$67

Other accrued liabilities consist of workers compensation liabilities, self insured employee medical costs, advance receipts and other miscellaneous accruals. Other long-term liabilities consist of environmental liabilities of $2.5 million and asset retirement obligations of $2.4 million at December 31, 2012.

Note 11. Taxes on Income

(in millions of dollars)	2012	2011	2010
Current:
United States:
Federal	$3	$26	$33
State	1	8	10

	4	34	43

Future:
United States:
Federal	17	(80)	12
State	4	(21)	3

	21	(101)	15

Income tax (benefit) expense	$25	$(67)	$58

Future income taxes represent the tax effects of transactions, which are reported in different periods for tax and financial reporting purposes. These amounts consist of the tax effects of temporary differences between the tax and financial reporting balance sheets. Pursuant to ASC 740, current and non-current future income tax benefits and payables within the same tax jurisdiction are generally offset for presentation in the Combined and Consolidated Balance Sheets.

The tax effects of net temporary differences which gave rise to future income tax assets at December 31, are as follows:

(in millions of dollars)	2012	2011
Future income tax assets:
Goodwill and intangibles	$4	$20
Insurance and employee related benefits	25	22
Inventory related	7	7
EPA Reserves	1	5
Depreciation	(4)	(5)
Asset Retirement Obligation	1	2
Outside Basis Differences	—	2
Misc Accrued Liabilities	—	2

Total Continuing Operations	$34	$55

Note 11. Taxes on Income - Continued

Differences between effective income tax rates and the statutory U.S. federal income tax rates are as follows:

	2012	2011	2010
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
State tax, net of federal benefit	5.7%	5.1%	5.6%
R&D credit	0.0%	0.5%	–0.3%
Domestic Production Activities	–0.1%	1.1%	–1.4%
Goodwill impairment	0.0%	–1.5%	0.0%
Other	0.5%	–0.3%	0.3%

Effective income tax rate	41.1%	40.0%	39.2%

At December 31, of each year, there were no tax credit or tax loss carryforwards. On January 2, 2013, legislation was enacted that extended the federal R&D credit retroactive to January 1, 2012. As this legislation was enacted in Q1 2013, a 2012 R&D tax credit benefit has been excluded from the 2012 financial statements

During the periods covered by these statements, any accruals required for uncertain tax benefits were immaterial.

The Business and certain of its components are subject to tax in the US as well as multiple state and local jurisdictions. In the normal course of business, we are subject to examination by these taxing authorities. With few exceptions, we are no longer subject to US federal examinations before 2006 nor state and local tax examinations for years before 1998.

Note 12. Employee Benefit Plans

UTC sponsors numerous employee benefit plans, which certain employees of the Business participate in as discussed below.

Employee Savings Plans. UTC sponsors and contributes to defined contribution employee savings plans. Certain employees of the Business are also eligible to receive profit sharing contributions under a defined contributions plan. Our contributions to employee savings plans were $9 million in each of the years ended December 31, 2012, 2011, and 2010.

Pension and Postretirement Benefits. UTC’s defined benefit pension and postretirement benefit plans have been accounted for as multi-employer plans in these combined and consolidated financial statements, in accordance with FASB ASC No. 715-30, “Defined Benefit Plans-Pension” and FASB ASC No. 715-60, “Defined Benefit Plans-Other Postretirement”. FASB ASC No. 715, “Compensation-Retirement Benefits” provides that an employer that participates in a multi-employer defined benefit plan is not required to report a liability beyond the contributions currently due and unpaid to the plan. Therefore, no assets or liabilities related to these plans have been included in the combined and consolidated balance sheets. These pension and post retirement expenses were allocated to the Business and reported in cost of goods sold and selling, general and administrative expenses. The amounts allocated for pension and retirement expenses in cost of goods sold were $27 million, $13 million, and $12 million for the years ended December 31, 2012, 2011, and 2010, respectively. The year ended December 31, 2012 pension and retirement expense included a $22 million pension curtailment expense recorded as a result of restructuring actions undertaken in 2012 as discussed in Note 13. The amounts allocated for pension and retirement expenses in selling, general and administrative were $2 million, $1 million and $1 million for each of the years ended December 31, 2012, 2011, and 2010.

Stock-based Compensation. The Business participates in UTC stock-based compensation plans. Awards under the plans include stock options, stock appreciation rights, performance share units and other awards. Stock-based compensation expense reflected in the accompanying combined and consolidated financial statements relates to stock plan awards of UTC and not stock awards of the Business, as the Business does not grant stock awards.

Note 12. Employee Benefit Plans - Continued

We measure the cost of all share-based payments, including stock options, at fair value on the grant date and recognize this cost in the statement of operations. For the years ended December 31, 2012, 2011, and 2010, $2.9 million, $3.3 million, and $2.2 million, respectively, of compensation cost was recognized in the combined and consolidated statements of operations. The associated future income tax benefit recognized was $1.2 million, $1.3 million, and $0.9 million for the years ended December 31, 2012, 2011, and 2010, respectively.

At December 31, 2012, there was $1.7 million of total unrecognized compensation cost related to non-vested equity awards granted under long-term incentive plans. This cost is expected to be recognized ratably over a weighted-average period of 1.3 years. The weighted-average grant date fair value of stock appreciation rights granted during 2012, 2011, and 2010 was $19.80, $20.24, and $17.96, respectively. The weighted-average grant date fair value of performance share units, which vest upon achieving certain performance metrics, granted during 2012, 2011, and 2010 was $82.59, $87.65, and $78.77, respectively. The total fair value of awards vested during the years ended December 31, 2012, 2011, and 2010 was $2.5 million, $1.9 million, and $2.5 million, respectively.

A summary of the transactions under all long-term incentive plans for the year ended December 31, 2012 is as follows:

	Stock Options Shares		Stock Appreciation Rights		Performance Shares Units
	Shares	Average Price *	Shares	Average Price *	Shares	Average Price **	Restricted Stock Units
January 1, 2012	46,619	$48.77	446,204	$67.39	32,600	$67.04	22,457
Granted	—		77,900	$74.66	10,860	$74.66	3,535
Exercised/earned	(10,686)	$45.11	(54,786)	$61.01	(6,794)	$54.95	(5,950)
Cancelled	—		(400)	$78.26	(6,506)	$54.95	(930)

December 31, 2012	35,933	$49.86	468,918	$69.33	30,160	75.11	19,112

*	weighted-average exercise price
**	weighted-average grant stock price

The fair value of each award is estimated on the date of grant using a binomial lattice model. The following table indicates the assumptions used in estimating fair value for the years ended December 31, 2012, 2011, and 2010, respectively. Because lattice-based option models incorporate ranges of assumptions for inputs, those ranges are as follows:

	2012	2011	2010
Expected volatility	30% - 35%	26% - 32%	24% - 28%
Weighted-average volatility	30%	26%	25%
Expected term (in years)	7.4 - 7.7	7.5 - 8.0	7.4 - 7.9
Expected dividends	2.3%	2.4%	2.7%
Risk-free rate	0.0% - 2.0%	0.1% - 3.5%	0.1% - 4.0%

Expected volatilities are based on the returns of UTC stock, including implied volatilities from traded options on UTC stock for the binomial lattice model. We use historical data to estimate equity award exercise and employee termination behavior within the valuation model. Separate employee groups and equity award characteristics are considered separately for valuation purposes. The expected term represents an estimate of the period of time equity awards are expected to remain outstanding. The risk-free rate is based on the term structure of interest rates at the time of equity award grant.

Note 13. Restructuring

During 2012, 2011, and 2010, we initiated restructuring actions relating to ongoing cost reduction efforts, including workforce reductions and the consolidation of field operations. We recorded net pre-tax restructuring costs of $27 million, $15 million, and $18 million for the years ended December 31, 2012, 2011, and 2010, respectively, of which $3 million, $1 million, and $1 million was included in selling, general and administrative expenses in the combined and consolidated financial statements. The remainder of the expense is included in cost of goods sold in

Note 13. Restructuring - Continued

the combined and consolidated financial statements. We expect to incur approximately $8 million of future payments pertaining to the cost reductions initiated in 2012. Remaining accrued restructuring costs are included within accrued salaries, wages, and employee benefits within accrued liabilities at December 31, 2012 and 2011.

Net workforce reductions of approximately 310, 240, and 245 employees have been completed during each of the years ended December 31, 2012, 2011, and 2010, respectively. The remaining workforce related cost reductions initiated in 2011 and 2012, and all facility related cost reduction actions initiated in 2012, are targeted for completion in 2013.

The following table summarizes the accrual balances and utilization by cost type for the restructuring actions:

(in millions of dollars)	Facility Exit, Lease Termination, and Other Costs	Severance	Total

Restructuring accruals at January 1, 2010	$—	$—	$—
Restructuring charges - cost of goods sold	—	17	17
Restructuring charges - selling, general and administrative	—	1	1
Utilization	—	(15)	(15)

Balance at December 31, 2010	—	3	3
Restructuring charges - cost of goods sold	1	13	14
Restructuring charges - selling, general and administrative	—	1	1
Utilization	(1)	(13)	(14)

Balance at December 31, 2011	—	4	4
Restructuring charges - cost of goods sold	—	24	24
Restructuring charges - selling, general and administrative	—	3	3
Utilization	—	(23)	(23)

Balance at December 31, 2012	$—	$8	$8

Note 14. Commitments and Contingent Liabilities

Leases. We occupy space and use certain equipment under operating and capital lease arrangements. Rental commitments of $16 million at December 31, 2012 under long-term noncancelable operating leases are payable as follows: $4.2 million in 2013, $3.1 million in 2014, $3.1 million in 2015, $1.7 million in 2016, $0.6 million in 2017, and $3.0 million thereafter. Rent expense was $3.1 million, $3.4 million, and $3.5 million for the years ended December 31, 2012, 2011, and 2010, respectively. Lease commitments of $0.1 million at December 31, 2012 under long-term noncancelable capital leases are payable in 2013. Amortization expense for capital leases was $0.1 million for each of the years ended December 31, 2012, 2011, and 2010.

Environmental. Our operations are subject to environmental regulation by federal, state and local authorities in the United States. As described in Note 2 to the Combined and Consolidated Financial Statements, we have accrued for the costs of environmental remediation activities and periodically reassess these amounts. We believe that the likelihood of incurring losses materially in excess of amounts accrued is remote. At each of December 31, 2012 and 2011, we had $2.5 million reserved for environmental remediation excluding environmental liabilities for assets held for sale. Additional information pertaining to environmental matters is included in Note 2 to the Combined and Consolidated Financial Statements.

Government. We are now, and believe that in light of the current U.S. government contracting environment we will continue to be, the subject of one or more U.S. government investigations. If we were charged with wrongdoing as a result of any of these investigations or other government investigations (including violations of certain environmental or export laws) the U.S. government could suspend us from bidding on or receiving awards of new U.S. government contracts pending the completion of legal proceedings. If convicted or found liable, the U.S. government could fine and debar us from new U.S. government contracting for a period generally not to exceed three years. The U.S. government could void any contracts found to be tainted by fraud.

Note 14. Commitments and Contingent Liabilities - Continued

Our contracts with the U.S. government are also subject to audits. Like many defense contractors, we have received audit reports, which recommend that certain contract prices should be reduced to comply with various government regulations. Some of these audit reports involved substantial amounts. We have made voluntary refunds in those cases we believe appropriate, have settled some allegations and continue to litigate certain cases. In addition, we accrue for liabilities associated with those matters that are probable and can be reasonably estimated.

Other. The Business also has other commitments and contingent liabilities arising out of the normal course of business. Management believes that resolution of any of these matters will not have a material adverse effect upon the financial position, results of operations, or cash flows of the Business.

Note 15. Discontinued Operations

The historical combined and consolidated financial statements include all revenues, costs, assets and liabilities directly attributable to the Business. Included within the combined and consolidated financial statements is the CSD business, which will be retained by UTC and is presented as discontinued operations (see further discussion in Note 1).

The results of the CSD business have been reported separately as discontinued operations in the combined and consolidated statements of operations.

The following is a summary of the operations of CSD included in discontinued operations:

	December 31,	December 31,	December 31,
(in millions of dollars)	2012	2011	2010

Net sales	$1	$1	$6
Income (loss) before income taxes	$—	$(6)	$(27)
Income taxes	$—	$3	$11
Net Income (Loss)	$—	$(3)	$(16)

The assets and liabilities of CSD are reported separately in the accompanying combined and consolidated balance sheets as assets and liabilities of discontinued operations. The following is a summary of the assets and liabilities of discontinued operations:

	December 31,	December 31,
(in millions of dollars)	2012	2011

Current assets	$5	$3
Fixed assets	3	3
Other noncurrent assets	38	42

Assets of discontinued operations	$46	$48

Current liabilities	$11	$8
Long-term liabilities	44	54

Liabilities of discontinued operations	$55	$62

Note 16. Subsequent Events

The Business has evaluated subsequent events through May 15, 2013, the date these financial statements were issued.